August 21, 2019

Paul Kim
Chief Financial Officer
Fulgent Genetics, Inc.
4978 Santa Anita Avenue, Suite 205
Temple City, CA 91780

       Re: Fulgent Genetics, Inc.
           Registration Statement on Form S-3
           Filed August 12, 2019
           File No. 333-233227

Dear Mr. Kim:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jonathan Burr at 202-551-5833 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining